Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-187556 of our report dated May 1, 2012 (March 26, 2013 as to Note 3), relating to the consolidated financial statements of Summit Materials, LLC and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective adjustments for discontinued operations) for the years ended December 31, 2011 and 2010 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 3, 2013